SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934

                                  (Amendment No. 1)

            ............................................................


                           Hamilton Beach Brands Holding Co.
                                  (Name of Issuer)

            ............................................................


                                 Common Stock Class A
                            (Title of Class of Securities)

            ............................................................

                                     40701T104
                                   (CUSIP Number)

            ............................................................


				  DECEMBER 31, 2019
              (Date of Event Which Requires Filing of this Statement)



            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |X| Rule 13-d-1(b)
                 Rule 13-d-1(c)
                 Rule 13-d-1(d)

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


            CUSIP No. 40701T104                         Schedule 13G

                           1.    Name of reporting persons
                                 ZUCKERMAN INVESTMENT GROUP, LLC

                           2.    Check the appropriate box if a member
                                 of a Group (see instructions)
                                 N/A
                                 (a)  [    ]
                                 (b)  [    ]

                           3.    SEC use only_________________________

                           4.    Citizenship or place of organization
                                 DELAWARE

            -------------
            Number of      5.    Sole voting power                        0
            shares
            beneficially   6.    Shared voting power                      994,351
            owned
            by each        7.    Sole dispositive power                   0
	    reporting
            person with:   8.    Shared dispositive power                 994,351

                           9.    Aggregate amount beneficially owned by   994,351
                                 each reporting person

                           10.   Check if the aggregate amount in Row     N/A
                                 (9) excludes certain shares (see
                                 instructions)

                           11.   Percent of class represented by amount   10.9%
                                 in Row (9)

                           12.   Type of reporting person (see 		  IA/OO
				 instructions)


            CUSIP No. 40701T104                         Schedule 13G

                           1.    Name of reporting persons
                                 ZIG HOLDING, LLC

                           2.    Check the appropriate box if a member
                                 of a Group (see instructions)
                                 N/A
                                 (a)  [    ]
                                 (b)  [    ]

                           3.    SEC use only_________________________

                           4.    Citizenship or place of organization
                                 ILLINOIS

            -------------
            Number of      5.    Sole voting power                        0
            shares
            beneficially   6.    Shared voting power                      994,351
            owned
            by each        7.    Sole dispositive power                   0
	    reporting
            person with:   8.    Shared dispositive power                 994,351

                           9.    Aggregate amount beneficially owned by   994,351
                                 each reporting person

                           10.   Check if the aggregate amount in Row     N/A
                                 (9) excludes certain shares (see
                                 instructions)

                           11.   Percent of class represented by amount   10.9%
                                 in Row (9)

                           12.   Type of reporting person (see 		  HC/OO
				 instructions)

            CUSIP No. 40701T104                        Schedule 13G

                           1.    Name of reporting persons
                                 SHERWIN A. ZUCKERMAN

                           2.    Check the appropriate box if a member
                                 of a Group (see instructions)
                                 N/A
                                 (a)  [    ]
                                 (b)  [    ]

                           3.    SEC use only_________________________

                           4.    Citizenship or place of organization
                                 UNITED STATES
            -------------
            Number of      5.    Sole voting power                        0
            shares
            beneficially   6.    Shared voting power                      994,351
            owned
            by each        7.    Sole dispositive power                   0
	    reporting
            person with:   8.    Shared dispositive power                 994,351

                           9.    Aggregate amount beneficially owned by   994,351
                                 each reporting person

                           10.   Check if the aggregate amount in Row     N/A
                                 (9) excludes certain shares (see
                                 instructions)

                           11.   Percent of class represented by amount   10.9%
                                 in Row (9)

                           12.   Type of reporting person (see 		  HC/IN
				 instructions)

            CUSIP No. 40701T104                         Schedule 13G

                           1.    Name of reporting persons
                                 DANIEL R. ZUCKERMAN

                           2.    Check the appropriate box if a member
                                 of a Group (see instructions)
                                 N/A
                                 (a)  [    ]
                                 (b)  [    ]

                           3.    SEC use only_________________________

                           4.    Citizenship or place of organization
                                 UNITED STATES

            -------------
            Number of      5.    Sole voting power                        0
            shares
            beneficially   6.    Shared voting power                      994,351
            owned
            by each        7.    Sole dispositive power                   0
	    reporting
            person with:   8.    Shared dispositive power                 994,351

                           9.    Aggregate amount beneficially owned by   994,351
                                 each reporting person

                           10.   Check if the aggregate amount in Row     N/A
                                 (9) excludes certain shares (see
                                 instructions)

                           11.   Percent of class represented by amount   10.9%
                                 in Row (9)

                           12.   Type of reporting person (see 		  HC/IN
				 instructions)


       Item 1.

       (a)     Name of issuer:                          Hamilton Beach Brands Holding Co.

       (b)     Address of issuer's principal            4421 Waterfront Drive
               executive offices:                       Glen Allen, VA 23060


       Item 2.

            (a)  Name of person filing:                 ZUCKERMAN INVESTMENT GROUP, LLC

            (b)  Address of principal business office   155 N. WACKER DRIVE
                 or, if none, residence:                SUITE 1700
                                                        CHICAGO, IL 60606

            (c)  Citizenship:                           DELAWARE

	                                                ZIG HOLDING, LLC
                                                	155 N. WACKER DRIVE
                                                  	SUITE 1700
                                                	CHICAGO, IL 60606
                                                        ILLINOIS

	                                                SHERWIN A. ZUCKERMAN
                                                	155 N. WACKER DRIVE
                                                  	SUITE 1700
                                                	CHICAGO, IL 60606
                                                        UNITED STATES

                                                        DANIEL R. ZUCKERMAN
                                                  	155 N. WACKER DRIVE
                                                 	SUITE 1700
                                                 	CHICAGO, IL 60606
                                                        UNITED STATES


            (d)  Title of class of securities:          COMMON STOCK CLASS A


            (e)  CUSIP No.:                             40701T104


       Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:


          (a)      [  ] Broker or dealer registered under Section 15 of the Act.
          (b)      [  ] Bank as defined in Section 3(a)(6) of the Act
          (c)      [  ] Insurance company as defined in Section 3(a)(19)
                        of the Act
          (d)      [  ] Investment company registered under Section 8 of
                        the Investment Company Act of 1940
          (e)      [X ] An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);
          (f)      [  ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
          (g)      [X ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
          (h)      [  ] A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i)      [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
          (j)      [  ] A non-U.S. institution in accordance with
                        Rule 240.13d-1(b)(1)(ii)(J)
          (k)      [  ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K).
                        If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____


       Item 4.  Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
       Item 1.

       (a)   Amount beneficially owned    Incorporated by reference to Item
 	  				  9 of the cover page pertaining to
                                          each Reporting Person.

             Sherwin A. Zuckerman is Chairman and Daniel R. Zuckerman is CEO of
             Zuckerman Investment Group, LLC. Together they are the controlling members of Zuckerman Investment Group, LLC, and thus may be considered the beneficial owners of shares beneficially owned by Zuckerman Investment
             Group, LLC.


       (b)   Percent of class             Incorporated by reference to Item
 	  				  11 of the cover page pertaining to
                                          each Reporting Person.

       (c)   Number of shares as to which the person has:



             (i)    Sole power to vote or      Incorporated by reference to Item
                    to direct the vote:        5 of the cover page pertaining to
                                               each reporting person.

             (ii)   Shared power to vote or    Incorporated by reference to Item
                    to direct the vote:        6 of the cover page pertaining to
                                               each reporting person.

             (iii)  Sole power to dispose or   Incorporated by reference to Item
                    to direct the disposition  7 of the cover page pertaining to
                    of:                        each reporting person.

             (iv)   Shared power to dispose or Incorporated by reference to Item to direct the disposition  8 of the cover page pertaining to
                    of:                        each reporting person.



       Item 5.  Ownership of 5 Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

       Item 6.  Ownership of More than 5 Percent on Behalf of Another
                Person

       Owners of accounts managed by Zuckerman Investment Group, LLC have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts.
       No such account has such power with respect to more than five percent of the class of securities to which this Schedule 13G relates.

       Item 7.   Identification and Classification of the Subsidiary Which
       Acquired the Security Being Reported on By the Parent Holding Company

       Not applicable.

       Item 8.  Identification and Classification of Members of the Group

       Not applicable.

       Item 9.  Notice of Dissolution of Group

       Not applicable.

       Item 10.  Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

       SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Dated this 13th day of January, 2020

       ZUCKERMAN INVESTMENT GROUP, LLC

       By:    /s/ Daniel R. Zuckerman
       Name:  Daniel R. Zuckerman
       Title: CEO

       ZIG Holding, LLC
       By: /s/ Daniel R. Zuckerman
       Name:   Daniel R. Zuckerman
       Its:  Manager

       /s/ Sherwin A. Zuckerman
       Sherwin A. Zuckerman

       /s/ Daniel R. Zuckerman
       Daniel R. Zuckerman

       INDEX TO EXHIBITS

       99.1  Joint Filing Agreement dated February 14, 2018, by and among Zuckerman
       Investment Group, LLC, ZIG Holding, LLC, Sherwin A. Zuckerman and Daniel R. Zuckerman
       (Incorporated herein by reference to Exhibit 99.1 to the Schedule 13G filed with the SEC on February 14, 2018).